Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & COO

Tuesday, May 11, 2004	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 1ST QUARTER EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT) today reported a first quarter loss of $95,000, or $0.01 per Class A Unit, mainly as a result of the usual harvest timing of the annual macadamia crop. This result is $50,000 better than the first quarter of 2003, which resulted in a net loss of $143,000.  The modest improvement is primarily the result of lower general and administrative costs and lower interest expense. The vast majority of the Partnership’s financial results will be determined by the third and fourth quarter harvest levels and the price paid by Mauna Loa subject to their respective nuts purchase contracts.

Total revenues in the first quarter 2004 were $2.1 million, comprised of $1.2 million from the sale of 2.4 million pounds of macadamia nuts (wet-in-shell) and $900,000 of contract farming revenue.  In comparison, revenues in the first quarter of 2003 were $2.3 million, $1.0 million from the sale of 2.3 million pounds and $1.3 million from contract farming.

The Partnership recorded sales at an average of 48.8¢ per pound for its macadamia nut production in the first quarter 2004, compared to 45.1¢ a year earlier. The price that the Partnership receives for its nuts is based 50% on the current year processing and marketing results of Mauna Loa Macadamia Nut Corporation (“Mauna Loa”), its exclusive purchaser, and 50% on USDA-reported macadamia nut prices for the two preceding years.  The USDA portion for the current year will be lower by 2%.  The Mauna Loa portion, although uncertain, is currently estimated to be slightly better than the final 2003 component.  Nut prices are subject to subsequent adjustment based on Mauna Loa’s actual full year performance. The 2004 estimated nut price is significantly below the spot market price for macadamias due to the financial performance of Mauna Loa and the lagging effect of the nut purchase contracts.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	For the quarters ended March 31,
	2004	2003

Macadamia nut sales	$1,156	$1,031
Contract farming revenue	896	1,274
Total revenues	2,052	2,305
Cost of goods and services sold	1,844	2,090
Gross income	208	215
General and administrative expenses	256	295
Operating loss	(48)	(80)
Interest expense	(44)	(57)
Interest income	4	3
Income (loss) before tax	(88)	(134)
Gross income tax	7	9
Net income (loss)	$(95)	$(143)

Net cash flow (deficit) (as defined in the Partnership Agreement)	$145	$89

Net income (loss) per Class A Unit	$(0.01)	$(0.02)

Net cash flow (deficit) per Class A Unit	$0.02	$0.01

Cash distributions per Class A Unit	$0.05	$0.05

Class A Units outstanding	7,500	7,500